                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                           REGISTRATION STATEMENT NO.:333-132746

Sent: Wednesday, March 07, 2007 9:08 AM
Subject: CMBS NEW ISSUE ** CD 2007-CD4 ** PUBLICS

Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through
Certificates, Series 2007-CD4 $6.6B** NEW ISSUE CMBS

Joint Bookrunners: Citigroup Global Markets / Deutsche Bank Securities
Co Lead Mgrs:      Citigroup Global Markets / Deutsche Bank Securities/
                   LaSalle
Co-Mgrs:           PNC Capital Markets, LLC / RBC Capital Markets

Structure:
Cl    Fit/Mdys/S&P     $MM     C/E     WAL   PRIN WIN
A1    AAA/Aaa/AAA     97.4   30.000%  3.12  04/07-09/11
A2A   AAA/Aaa/AAA    100.0   30.000%  4.45  09/11-09/11
A2B   AAA/Aaa/AAA   1062.7   30.000%  4.73  09/11-03/12
A3    AAA/Aaa/AAA    464.2   30.000%  6.78  01/14-02/14
ASB   AAA/Aaa/AAA    162.1   30.000%  6.99  03/12-01/16
A4    AAA/Aaa/AAA   1800.2   30.000%  9.60  01/16-01/17
A1A   AAA/Aaa/AAA    935.8      *** NOT OFFERED ***
*AM   AAA/Aaa/AAA   [660.3]  20.000%  9.79  01/17-02/17
AJ    AAA/Aaa/AAA    586.0   11.125%  9.87  02/17-02/17
B     AA+/Aa1/AA+     41.3   10.500%  9.87  02/17-02/17
C     AA/Aa2/AA       90.8    9.125%  9.87  02/17-02/17
D     AA-/Aa3/AA-     57.8    8.250%  9.87  02/17-02/17
E     A+/A1/A+        41.3    7.625%  9.87  02/17-02/17
F     A/A2/A          49.5    6.875%  9.87  02/17-02/17
XP    AAA/Aaa/AAA     TBD     NAP     NAP   NAP
* Subject to Demand

Collateral:        380 Loans / 476 Properties

Loan Sellers:      German American Capital Corporation   ( 56 loans, 32.1%)
                   Citigroup Global Markets Realty Corp. ( 68 loans, 26.4%)
                   LaSalle Bank National Association     (161 loans, 23.9%)
                   PNC Bank, National Association        ( 66 loans, 12.4%)
                   Royal Bank of Canada                  ( 29 loans,  5.1%)

Property Types:    Office 32.6%, Retail 26.2%, Multi 13.6%, Hotel 11.2%,
                   Industrial 10.3%, Mixed Use 2.7%, Self Storage 2.4%,
                   MHC 0.8%; Other 0.2%, Land 0.1%

Geographic:        NY: 18.6%, CA: 10.5%, HI: 10.0%, TX: 7.0%, MN: 4.8%, PA: 4.0%

DSCR/LTV:          1.54x / 66.77%

Inv. Grade Loans:  3 loans for 16.1% of UPB
Top 10 Loans:      39.5% of the pool, DSCR: 1.85x, LTV: 59.84%

Top 3 Trust Assets      BALANCE      DSCR      LTV

9 West 57th Street   $400,000,000    3.23x    17.86%
Ala Moana Portfolio  $400,000,000    1.81x    51.51%
Mall of America      $306,000,000    1.43x     75.5%
**Collateral subject to change

Expected Timing
  Mon        - Electronic Termsheets FWP / Annex A / Reds FWP
  Tues       - Hardcopies
  Settlement - End of March

Roadshow
  Mon    3/5 - Replay Number (888) 203-1112 Passcode: 5584067
  Tues   3/6 - NY
  Wed    3/7 - Hartford Breakfast 8:30am @ Goodwin Hotel /
               Boston Lunch 12:30 @ Boston Harbor Hotel
  Thurs  3/8 - Minneapolis Breakfast 8:00am @ Marquette Hotel /
               Chicago Group Meeting 2:00pm @ Metropolitan Club, 67th Floor
               Sears Tower
  Fri    3/9 - NY Lunch (Details TBA)

--------------------------------------------------------------------------------
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.

--------------------------------------------------------------------------------
For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our offical confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product.
Changes to assumptions may have material impact or returns. For info, please contact your rep.